Exhibit 99.1

VBI Press Release

VBI Vaccines Announces Second Pivotal Phase 3 Study of Sci-B-Vac® Meets Primary and Secondary Endpoints

●	Lot-to-lot manufacturing consistency of Sci-B-Vac®, the primary endpoint, was demonstrated
●	Sci-B-Vac® achieved seroprotection rates of 99.3% and 90.4% after three and two doses, respectively, compared with 94.8% and 51.6% with Engerix-B®, respectively
●	No safety signals observed – safety profile remains consistent with known profile of the vaccine
●	Regulatory submissions in U.S., Europe, and Canada expected to begin in the second half of 2020
●	VBI to host conference call and webcast today, Thursday, January 9, 2020 at 8:30AM ET

CAMBRIDGE, Mass. (January 9, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today reported top-line data from CONSTANT, the second pivotal Phase 3 study, assessing lot-to-lot manufacturing consistency of Sci-B-Vac®, the company’s trivalent hepatitis B (HBV) vaccine, and comparing safety and immunogenicity of Sci-B-Vac® to GlaxoSmithKline’s currently-marketed HBV vaccine, Engerix-B®. The Phase 3 study, which enrolled 2,838 adults, age 18-45 years, met both the primary and secondary endpoints.

“We are thrilled with the results of the CONSTANT study, which once again demonstrate Sci-B-Vac® is a safe and highly-potent option for vaccination against hepatitis B, and which now enable us to finalize our regulatory package as we work towards submissions in the U.S., Europe, and Canada starting in the second half of 2020,” said Jeff Baxter, VBI’s President and CEO.

The primary endpoint of the study was lot-to-lot consistency for immune response, as measured by geometric mean concentration (GMC) of antibodies across three independent, consecutively-manufactured lots of Sci-B-Vac®, four weeks after the third vaccination. Together with the positive safety and immunogenicity results of the PROTECT Phase 3 study – data which were announced in June 2019 – these data comprise the basis for the regulatory submissions in the U.S., Europe, and Canada, expected to begin in the second half of 2020.

A secondary endpoint of the study was non-inferior immunogenicity as measured by seroprotection rates (SPR) at day 196, one month after completion of the full course of vaccination with either Sci-B-Vac® or Engerix-B®. At day 196, the pooled SPR in subjects who received Sci-B-Vac® was 99.3% compared to 94.8% for those who received Engerix-B® – a difference of 4.49%; 95% Confidence Interval (CI) [2.90%, 6.63%] – up from 90.4% for Sci-B-Vac® and 51.6% for Engerix-B® at day 168, after only two vaccinations. In addition to demonstrating non-inferiority, the SPR achieved with Sci-B-Vac® compared with Engerix-B® was higher after both two and three vaccinations.

The safety and tolerability seen in CONSTANT were consistent with the known safety profile of Sci-B-Vac®. No new safety risks were identified and no safety signals were observed in either cohort. The integrated safety data analysis from both the PROTECT and CONSTANT studies is underway.

An exploratory analysis in CONSTANT also compared the SPR after two doses of Sci-B-Vac® (at day 168) to the SPR after three doses of Engerix-B® (at day 196). At these times points, the SPR was 90.4% for Sci-B-Vac® and 94.8% for Engerix-B® – a difference of -4.3%; 95% CI [-6.48%, -1.90%]. As per the commonly-used statistical margin of non-inferiority for vaccines1, defined as the lower limit of the 95% CI being above -10%, this analysis demonstrated non-inferiority after two doses of Sci-B-Vac® (at day 168) compared with three doses of Engerix-B® (at day 196). Similarly, at these time points, preliminary data from the integrated immunogenicity analysis of both the PROTECT and CONSTANT studies in subjects age 18-45 years demonstrate a difference in SPR of -4.2%; 95% CI [-6.38%, -1.99%]. The two vs. three dose comparison is not part of the regulatory approval process and would not be included in the expected indication the company will seek, but does contribute to the robust immunogenicity profile of Sci-B-Vac®.

Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer commented, “With the completion of the pivotal Phase 3 program, we believe the full data package of Sci-B-Vac® supports its ability to address significant unmet medical needs in North America and in Europe. As demonstrated in the pivotal Phase 3 program, Sci-B-Vac® can safely confer higher rates of protection in older adults and in adults with key immuno-compromising conditions. Moreover, in younger healthy adults who need protection safely and quickly, we believe Sci-B-Vac® has demonstrated its ability to be highly competitive, achieving protection rates of 90% after two vaccinations and 99% after three vaccinations.”

VBI Press Release

Conference Call and Webcast Details

VBI Vaccines will host a conference call and webcast with accompanying slides on Thursday, January 9, 2020 at 8:30 AM ET. The live webcast and slide presentation can be accessed via the Events/Presentations page in the Investors section of the company’s website, or by clicking this link: http://public.viavid.com/index.php?id=137500.

A replay of the webcast will be archived on the company’s website for 30 days following the live conference call.

To listen to the live conference call, please dial:

●	Toll-free U.S. & Canada Dial-In: 877-705-6003

●	International Dial-In: 201-493-6725

●	Conference ID: 13697787

About CONSTANT – Lot-to-Lot Consistency Study

CONSTANT is a double-blind, four-arm, randomized, controlled study that enrolled 2,838 adult subjects, age 18-45 years, who were randomized in a 1:1:1:1 ratio into one of four three-dose cohorts: Lot A of Sci-B-Vac® 10 µg, Lot B of Sci-B-Vac 10 µg, Lot C of Sci-B-Vac 10 µg, or the control vaccine Engerix-B® 20 µg. Under the planned dosing schedule, subjects were vaccinated at months zero, one, and six.

The primary endpoint of this study was:

●	To demonstrate lot-to-lot consistency for immune response, as measured by geometric mean concentration (GMC) of antibodies across three independent, consecutive lots of Sci-B-Vac four weeks after the third vaccination.

●	This primary endpoint was prospectively defined across two patient sets, with demonstration of lot-to-lot consistency required in only one of the two sets – the detailed study results will be discussed with the FDA as part of the regulatory approval process

The secondary endpoints were to evaluate safety and efficacy of Sci-B-Vac® vs. Engerix-B®.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with a trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and recently completed its Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particles (eVLP) that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP program candidates include a glioblastoma (GBM) vaccine immunotherapeutic candidate and a prophylactic CMV vaccine candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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VBI Press Release

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products, including the approval of Sci-B-Vac® in the U.S., Europe, and Canada following the completion of its recent Phase 3 studies; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2019, and filed with the Canadian security authorities at sedar.com on February 25, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

References

1. Donken R., de Melker H.E., Rots N.Y., Berbers G., Knol M.J. Comparing vaccines: A systemic review of the use of non-inferiority margin in vaccine trials. Vaccine. 2015; 33: 1426-1432

VBI Investor & Media Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com